Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports Fourth Quarter 2009 Results

HOUSTON, Texas – February 18, 2010 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today reported an $8.7 million increase in fourth quarter 2009 Partnership cash flows to $40.1 million compared to $31.4 million for the same period in 2008. Net income for fourth quarter 2009 was $24.9 million, a decrease of $1.7 million, compared to $26.6 million, prior to recast, for the same period in 2008.

“Despite the weak economy, TC PipeLines had a solid 2009 while dealing with the impact of a low gas price environment and the challenges presented by competing gas flows,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “Our annual Partnership cash flows of $150 million provided significant coverage relative to the distributions paid to our unitholders.”

“During the year we raised the distribution following the acquisition of the North Baja pipeline from TransCanada. In conjunction with that transaction we reset the Incentive Distribution Rights. This reduces our cost of capital and competitively positions us for further growth. Additional acquisitions from TransCanada may help achieve our growth, as it is in the midst of building and financing a C$22 billion capital program,” added Girling.

Fourth Quarter and Full Year 2009 Highlights (All financial figures are unaudited)
·	For the full year 2009
o	Partnership cash flows of $150.2 million
o	Paid cash distributions of $117.0 million
o	Declared cash distributions of $2.895 per common unit
o	Net income of $106.1 million or $2.34 per common unit
o	Net income prior to recast of $97.8 million
·	Fourth quarter 2009
o	Partnership cash flows of $40.1 million
o	Paid cash distributions of $30.7 million
o	Declared cash distributions of $0.73 per common unit
o	Net income of $24.9 million or $0.56 per common unit
·	Acquired North Baja Pipeline, LLC (North Baja)
·	Restructured Incentive Distribution Rights (IDRs)
·	Issued 11.4 million common units in two private placements and a public offering

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2009	2008	2009	2008
Partnership cash flows(1)	40.1	31.4	150.2	143.5
Cash distributions paid	30.7	27.8	117.0	108.6
Cash distributions declared per common unit(2)	$0.730	$0.705	$2.895	$2.815
Net income(3)	24.9	29.1	106.1	123.0
Net income prior to recast(3) (4)	24.9	26.6	97.8	107.7
Net income per common unit(5)	$0.56	$0.67	$2.34	$2.73
Weighted average common units outstanding (millions)	43.6	34.9	38.7	34.9
Common units outstanding at end of period (millions)	46.2	34.9	46.2	34.9

 (1) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(2) The Partnership’s 2009 fourth quarter cash distribution was paid on February 12, 2010 to unitholders of record as of January 31, 2010.

(3) The acquisition of North Baja from TransCanada Corporation (TransCanada) was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $2.5 million and $15.3 million for the three and twelve months ended December 31, 2008, respectively, from amounts previously reported. In addition, the Partnership’s net income increased by $8.3 million for the six months ended June 30, 2009 from amounts previously reported.

(4) Net income prior to recast is a non-GAAP financial measure. Refer to the section entitled “Net Income” for further detail.

(5) Net income per common unit is computed by dividing net income prior to recast, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

Effective January 1, 2009, the Partnership adopted the provisions of Accounting Standards Codification (ASC) 260-10-55 Earnings Per Share – Overall – Implementation Guidance and Illustrations – Master Limited Partnerships. The retrospective application of ASC 260-10-55 has impacted the amount of net income allocated to the IDRs held by the general partner. Previously, the net income allocated to the IDRs was based on the cash distribution paid in the period, and now it is based on the cash distribution declared for the period. This resulted in a reduction in the net income per common unit of nil and $0.02 for the three and twelve months ended December 31, 2008, respectively.

Recent Developments
On January 19, 2010, the Board of Directors of TC PipeLines GP, Inc. declared the Partnership’s fourth quarter 2009 cash distribution in the amount of $0.73 per common unit, which was paid on February 12, 2010 to unitholders of record on January 31, 2010. This cash distribution represents a 3.5 per cent increase from the fourth quarter 2008 distribution of $0.705 per common unit.

On November 18, 2009, the Partnership completed a public offering of 5,000,000 common units at $38.00 per common unit for gross proceeds of $190.0 million and net proceeds of $181.7 million after unit issuance costs. In connection with the public offering, TC PipeLines GP, Inc. contributed $3.8 million to the Partnership to maintain its two per cent general partner interest. Net proceeds were used to repay long-term debt outstanding on the Partnership’s revolving credit facility.

On November 19, 2009, the Federal Energy Regulatory Commission (FERC) instituted proceedings under Section 5 of the Natural Gas Act to review the tariff rates of Great Lakes Gas Transmission Limited Partnership (Great Lakes or GLGT) as well as two other unaffiliated pipelines. As directed under the FERC order, Great Lakes filed a cost and revenue study on February 4, 2010. A hearing is scheduled for early August and the presiding Administrative Law Judge is expected to issue an initial decision in November 2010.

Partnership Cash Flows
The Partnership uses non-GAAP financial measures ‘Partnership cash flows’ and ‘Partnership cash flows before general partner distributions’ as they provide a measure of cash generated during the period to evaluate our cash distribution capability. As well, management uses these measures as a basis for recommendations to our general partner’s board of directors regarding the distribution amount to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

The Partnership calculates Partnership cash flows as net income, less North Baja’s net income contribution prior to acquisition, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora Gas Transmission Company (Tuscarora), and cash distributions received in excess of equity income from the Partnership’s equity investments, Great Lakes and Northern Border Pipeline Company (Northern Border or NBPC), net of distributions declared to the general partner. Partnership cash flows before general partner distributions represent Partnership cash flows prior to distributions declared to the general partner.

Partnership cash flows and Partnership cash flows before general partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Fourth Quarter 2009
Partnership cash flows increased $8.7 million to $40.1 million in fourth quarter 2009 compared to the same period in 2008. This increase was primarily due to the cash flows provided by North Baja’s operating activities of $7.2 million in fourth quarter 2009, in addition to a decrease of $2.6 million in general partner distributions resulting from the restructuring of IDRs on July 1, 2009.

The Partnership paid distributions of $30.7 million in fourth quarter 2009, an increase of $2.9 million compared to the same period in the prior year due to an increase in the number of common units outstanding and an increase in quarterly per common unit distribution amounts. In fourth quarter 2009, net proceeds from equity issuances of $185.5 million, including the general partner’s contribution to maintain its two per cent interest, were used to repay long-term debt outstanding on the Partnership’s revolving credit facility.

Year Ended December 31, 2009
Partnership cash flows increased $6.7 million to $150.2 million in 2009 compared to 2008. This increase was primarily due to $15.7 million of cash flows provided by North Baja’s operating activities since the Partnership’s July 1, 2009 acquisition, a decrease of $4.9 million in general partner distributions resulting from the restructuring of IDRs on July 1, 2009 and an increase of cash flows provided by Tuscarora’s operating activities of $2.2 million. These positive factors were partially offset by decreased cash distributions of $15.0 million from Northern Border, due to a special one-time $8.2 million distribution for the proceeds received in connection with the sale of Bison Pipeline LLC (Bison) in 2008, as well as lower net income in 2009 as compared to 2008, partially offset by a reduction in maintenance capital expenditures.

The Partnership paid distributions of $117.0 million in 2009, an increase of $8.4 million compared to 2008 due to an increase in the number of common units outstanding and increases in quarterly per common unit distribution amounts. In third quarter 2009, the Partnership acquired North Baja with proceeds from equity issuances of $80.0 million, including the general partner’s contribution to maintain its two per cent interest, a $170.0 million draw on its revolving credit facility and cash on hand. In 2009, the Partnership made equity contributions to Northern Border totalling $42.3 million to partially fund the repayment of Northern Border’s $200.0 million of debt which matured on September 1, 2009 and to complete the Des Plaines Project. In fourth quarter 2009, net proceeds from equity issuances of $185.5 million, including the general partner’s contribution to maintain its two per cent interest, were used to repay long-term debt outstanding on the Partnership’s revolving credit facility.

Net Income
The Partnership uses the non-GAAP financial measure ‘Net income prior to recast’ as a financial performance measure. Net income prior to recast excludes North Baja’s net income for periods prior to the date on which the Partnership acquired North Baja. The acquisition of North Baja from TransCanada was accounted for as a transaction under common control, similar to a pooling of interests, whereby the Partnership’s historical financial information was recast to include the net income of North Baja for all periods presented, which included income which did not accrue to the Partnership’s general partner interest or to the Partnership’s common units, but rather, accrued to North Baja’s former parent.

Net income prior to recast is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance. Net income prior to recast is provided as a supplement to GAAP financial results and is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

	For the three months ended December 31, 2009					For the three months ended December 31, 2008
(unaudited) (millions of dollars)	Total	Other Pipes	Corp(1)	GLGT	NBPC(2)	Total	Other Pipes	Corp(1)	GLGT	NBPC(2)
Transmission revenues	16.8	16.8	-	69.3	55.3	8.3	8.3	-	73.2	80.3
Operating expenses	(2.8)	(2.8)	-	(16.9)	(15.0)	(1.7)	(1.7)	-	(21.2)	(20.5)
General and administrative	(1.1)	-	(1.1)	-	-	(1.0)	-	(1.0)	-	-
	12.9	14.0	(1.1)	52.4	40.3	5.6	6.6	(1.0)	52.0	59.8
Depreciation	(3.7)	(3.7)	-	(14.6)	(15.5)	(1.8)	(1.8)	-	(14.6)	(15.3)
Financial charges, net and other	(6.6)	(0.8)	(5.8)	(7.5)	(7.0)	(7.3)	(1.2)	(6.1)	(8.2)	(9.7)
Michigan business tax	-	-	-	(1.0)	-	-	-	-	(1.3)	-
				29.3	17.8				27.9	34.8
Equity income	22.3	-	-	13.5	8.8	30.1	-	-	12.9	17.2
Net income prior to recast	24.9	9.5	(6.9)	13.5	8.8	26.6	3.6	(7.1)	12.9	17.2
North Baja's contribution prior
to acquisition(3)	-	-	-	-	-	2.5	2.5	-	-	-
Net income(3)	24.9	9.5	(6.9)	13.5	8.8	29.1	6.1	(7.1)	12.9	17.2

	For the twelve months ended December 31, 2009					For the twelve months ended December 31, 2008
(unaudited) (millions of dollars)	Total	Other Pipes	Corp(1)	GLGT	NBPC(2)	Total	Other Pipes	Corp(1)	GLGT	NBPC(2)
Transmission revenues	50.9	50.9	-	289.7	249.2	31.6	31.6	-	287.1	293.1
Operating expenses	(7.9)	(7.9)	-	(66.5)	(70.8)	(5.4)	(5.4)	-	(67.1)	(78.0)
General and administrative	(6.2)	-	(6.2)	-	-	(4.1)	-	(4.1)	-	-
	36.8	43.0	(6.2)	223.2	178.4	22.1	26.2	(4.1)	220.0	215.1
Depreciation	(10.9)	(10.9)	-	(58.5)	(61.9)	(6.9)	(6.9)	-	(58.5)	(61.1)
Financial charges, net and other(4)	(27.5)	(4.1)	(23.4)	(31.9)	(34.4)	(30.1)	(4.3)	(25.8)	(32.6)	(21.8)
Michigan business tax	-	-	-	(5.4)	-	-	-	-	(5.5)	-
				127.4	82.1				123.4	132.2
Equity income	99.4	-	-	59.1	40.3	122.6	-	-	57.3	65.3
Net income prior to recast	97.8	28.0	(29.6)	59.1	40.3	107.7	15.0	(29.9)	57.3	65.3
North Baja's contribution prior
to acquisition(3)	8.3	8.3	-	-	-	15.3	15.3	-	-	-
Net income(3)	106.1	36.3	(29.6)	59.1	40.3	123.0	30.3	(29.9)	57.3	65.3

(1) “Corp” includes the costs of the Partnership, but excludes the costs of its subsidiaries.

(2) The Partnership owns a 50 per cent general partner interest in Northern Border.

(3) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include the acquired entity for all periods presented on a consolidated basis.

(4) In 2008, Northern Border’s financial charges, net and other, included a $16.2 million gain on the sale of Bison.

Fourth Quarter 2009
The Partnership’s net income prior to recast decreased by $1.7 million to $24.9 million in fourth quarter 2009 compared to the same period in 2008. The $5.4 million contribution to net income from North Baja in fourth quarter 2009 partially offset the lower equity income from Northern Border.

Equity income from Northern Border decreased $8.4 million to $8.8 million in fourth quarter 2009 compared to the same period in 2008. Northern Border’s net income decreased $17.0 million compared to the same period in 2008 primarily due to decreased transmission revenues resulting from reductions in contracted capacity, which was partially offset by lower operating expenses due to lower property taxes and lower general and administrative costs, and lower financial charges due to lower interest rates and average debt outstanding.

Net income prior to recast from Other Pipes, which includes results from North Baja and Tuscarora, increased $5.9 million to $9.5 million in fourth quarter 2009 compared to the same period in 2008. This increase was primarily due to the acquisition of North Baja which contributed $5.4 million to net income in fourth quarter 2009.

Equity income from Great Lakes increased $0.6 million to $13.5 million in fourth quarter 2009 compared to the same period in 2008. The increase in equity income was primarily due to decreased operating expenses relating to lower pipeline integrity expenditures, partially offset by decreased short-term firm transportation revenues.

Year Ended December 31, 2009
The Partnership’s net income prior to recast decreased by $9.9 million to $97.8 million in 2009 compared to 2008. The $11.6 million contribution to net income from North Baja in 2009 partially offset the lower equity income from Northern Border.

Equity income from Northern Border decreased $25.0 million to $40.3 million in 2009 compared to 2008. In 2008, equity income from Northern Border included the Partnership’s $8.1 million share of Northern Border’s gain recorded on the sale of Bison. Excluding this gain, Northern Border’s 2009 net income decreased $33.9 million compared to 2008 primarily due to decreased transmission revenues resulting from reductions in contracted capacity, which was partially offset by lower operating expenses and financial charges. Operating expenses decreased $7.2 million in 2009 compared to 2008 primarily due to decreased property taxes and lower general and administrative costs. Excluding the $16.2 million gain on the sale of Bison in 2008, financial charges, net and other, decreased $3.6 million in 2009 compared to 2008 primarily due to lower interest rates and average debt outstanding.

Net income prior to recast from Other Pipes, which includes results from North Baja and Tuscarora, increased $13.0 million to $28.0 million in 2009 compared to 2008. This increase was primarily due to the acquisition of North Baja which contributed $11.6 million to net income in 2009, as well as increased transmission revenues from a full year of operations of Tuscarora’s Likely compressor station expansion that went into service in April 2008.

Equity income from Great Lakes increased $1.8 million to $59.1 million in 2009 compared to 2008. The increase in equity income was primarily due to increased transmission revenues and decreased operating expenses. Transmission revenues increased primarily due to increased sales of short-term services, partially offset by decreased reservation revenues resulting from re-negotiation of contracts at lower rates and non-renewal of services. Operating expenses decreased primarily due to lower compressor fuel use tax, lower property taxes, and lower integration transition costs. These decreases in operating expenses were offset by increased repairs and overhauls.

Costs at the Partnership level decreased $0.3 million to $29.6 million in 2009 compared to 2008 due to lower financial charges, partially offset by increased operating expenses. The decrease in financial charges, net and other, was a result of lower effective interest rates, partially offset by higher average debt outstanding. Operating expenses increased primarily due to transaction costs relating to the North Baja acquisition and the concurrent IDR restructuring.

Liquidity and Capital Resources
At December 31, 2009, the outstanding balance on the Partnership’s revolving credit facility was $9.0 million, with $241.0 million available for future borrowings, and the Partnership was in compliance with the covenants of the agreement. The average interest rate on the credit facility was 4.10 per cent for the year ended December 31, 2009, inclusive of the impact of interest rate hedging activity.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Thursday, February 18, 2010 at 11:00 a.m. (Central) and noon (Eastern). Mark Zimmerman, president of the general partner, will discuss fourth quarter 2009 financial results and general developments of the Partnership followed by a question and answer session for the investment community and media.

To participate, please call (866) 225-0198. No pass code is required.

A replay of the teleconference call will also be available two hours after the conclusion of the call and until 11:00 p.m.(Central) and midnight (Eastern) on Thursday, February 25, 2010, by dialing (800) 408-3053, then entering pass code 4820037#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile natural gas pipeline that extends from southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release includes forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statements to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the positions taken by the FERC, interveners, the Administrative Law Judge in the Great Lakes rate proceeding, the demand for Great Lakes and Northern Border transportation in the future, the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, regulatory decisions, particularly those of the FERC, the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms, the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada or others, the ability to access capital and credit markets with competitve rates and terms, operational decisions of the operator of our pipeline systems, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada Sedimentary Basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S. sourced gas to Northern Border’s and Great Lakes’ markets, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income
(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2009	2008(1)	2009(1)	2008(1)

Equity income from investment in Great Lakes	13.5	12.9	59.1	57.3
Equity income from investment in Northern Border	8.8	17.2	40.3	65.3
Transmission revenues	16.8	16.9	67.9	64.5
Operating expenses	(2.8)	(4.4)	(11.0)	(11.5)
General and administrative	(1.1)	(1.0)	(6.2)	(4.1)
Depreciation	(3.7)	(3.7)	(14.7)	(13.9)
Financial charges, net and other	(6.6)	(8.8)	(29.3)	(34.6)
Net income	24.9	29.1	106.1	123.0

Pre-acquisition net income contribution from North Baja	-	(2.5)	(8.3)	(15.3)
Net income prior to recast	24.9	26.6	97.8	107.7

Net income allocation
Common units	24.5	23.4	90.6	95.1
General partner	0.4	3.2	7.2	12.6
	24.9	26.6	97.8	107.7

Net income per common unit	$0.56	$0.67	$2.34	$2.73

Weighted average common units outstanding (millions)	43.6	34.9	38.7	34.9

Common units outstanding, end of the period (millions)	46.2	34.9	46.2	34.9

Consolidated Condensed Balance Sheet

(unaudited)	December 31,	December 31,
(millions of dollars)	2009	2008(1)
ASSETS
Current assets	9.7	19.8
Investment in Great Lakes	691.2	704.5
Investment in Northern Border	523.0	514.8
Other assets	451.2	462.0
	1,675.1	1,701.1

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	5.8	9.0
Fair value of derivative contracts, including current portion and other	24.5	32.2
Long-term debt, including current portion	541.3	536.8
Due to North Baja's former parent	-	247.5
Partners' equity	1,103.5	875.6
	1,675.1	1,701.1

(1) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $2.5 million and $15.3 million for the three and twelve months ended December 31, 2008, respectively, from amounts previously reported. In addition, the Partnership’s net income increased by $8.3 million for the six months ended June 30, 2009 from amounts previously reported.

Non-GAAP Measures
Reconciliations of Net Income to Net Income Prior to Recast and Partnership Cash Flows

(unaudited)	Three months ended December 31,		Twelve months ended December 31,
(millions of dollars except per common unit amounts)	2009	2008	2009	2008
Net income(1)	24.9	29.1	106.1	123.0
North Baja's contribution prior to acquisition(1)	-	(2.5)	(8.3)	(15.3)
Net income prior to recast	24.9	26.6	97.8	107.7
Add:
Cash distributions from Great Lakes(2)	18.5	18.9	72.5	73.9
Cash distributions from Northern Border(2)	17.2	18.7	75.7	90.7
Cash flows provided by North Baja's operating activities	7.2	-	15.7	-
Cash flows provided by Tuscarora's operating activities	4.8	4.2	23.7	21.5
	47.7	41.8	187.6	186.1
Less:
Equity income from investment in Great Lakes	(13.5)	(12.9)	(59.1)	(57.3)
Equity income from investment in Northern Border	(8.8)	(17.2)	(40.3)	(65.3)
North Baja's net income	(5.4)	-	(11.6)	-
Tuscarora's net income	(4.1)	(3.6)	(16.4)	(15.0)
	(31.8)	(33.7)	(127.4)	(137.6)
Partnership cash flows before general partner distributions	40.8	34.7	158.0	156.2
General partner distributions(3)	(0.7)	(3.3)	(7.8)	(12.7)
Partnership cash flows	40.1	31.4	150.2	143.5
Cash distributions declared	(34.4)	(27.8)	(123.6)	(110.8)
Cash distributions declared per common unit(4)	0.730	0.705	2.895	2.815
Cash distributions paid	(30.7)	(27.8)	(117.0)	(108.6)
Cash distributions paid per common unit(4)	0.730	0.705	2.870	2.775

(1) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis.

(2) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results, except that the distribution paid by Northern Border in third quarter 2008 included a special distribution of $16.4 million (Partnership share - $8.2 million) related to the sale of Bison.

(3) General partner distributions represent the cash distributions declared to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions. Prior to 2009, General partner distributions were based on the cash distributions paid during the quarter to the general partner. General partner distributions in fourth quarter 2008 were not affected by the retrospective application of ASC 260-10-55. General partner distributions for the year ended December 31, 2008 increased from $11.8 million to $12.7 million.

(4) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Operating Results

	Three months ended December 31,		Twelve months ended December 31,
(unaudited)	2009	2008	2009	2008
Great Lakes
Volumes:
Gas delivered (million cubic feet)	161,603	178,178	727,031	784,284
Average throughput (million cubic feet per day)	1,757	1,937	1,992	2,143
Capital Expenditures (millions of dollars):
Maintenance	0.5	6.1	5.5	12.3
Growth	2.8	-	2.8	-
Northern Border
Volumes:
Gas delivered (million cubic feet)	142,960	204,332	614,356	731,138
Average throughput (million cubic feet per day)	1,571	2,277	1,708	2,041
Capital Expenditures (millions of dollars):
Maintenance	1.3	1.7	6.7	8.4
Growth	0.1	5.2	4.4	12.1
North Baja
Volumes:
Gas delivered (million cubic feet)	23,216	25,015	95,821	103,883
Average throughput (million cubic feet per day)	252	272	263	285
Capital Expenditures (millions of dollars):
Maintenance	0.1	0.4	0.3	12.8
Growth	1.8	2.0	2.8	15.0
Tuscarora
Volumes:
Gas delivered (million cubic feet)	10,242	8,373	34,282	30,061
Average throughput (million cubic feet per day)	111	91	94	82
Capital Expenditures (millions of dollars):
Maintenance	-	0.1	0.2	0.1
Growth	0.1	0.3	0.6	6.7